EXHIBIT 10.1

FRAMEWORK AGREEMENT FOR CREDIT PRODUCTS

between

L. Kellenberger & Co. AG, Heiligkreuzstrasse 28, 9009 St. Gallen

(hereinafter referred to as “the Borrower”)

and

CREDIT SUISSE AG

Mailing address:     P.O. Box 564, 9001 St. Gallen

Contact address:     St. Leonhardstrasse 3, 9000 St. Gallen

(the lender, hereinafter referred to as the “Bank”)

Amount of Credit Facility	CHF 6’000’000.00

Purpose of Credit Facility	Working Capital Facility

Utilization

This credit facility can be used as a limit for cash credits up to a total amount of CHF 6’000’000.00

•      as a current account overdraft on all existing and future accounts in CHF and/or in any other freely convertible foreign currencies up to the total amount of CHF 6’000’000.00

•      in the form of fixed advances in CHF and/or in any other freely convertible foreign currencies up to a total amount of 6’000’000.00, with maximum terms of up to 36 month(s)

Any extension of a fixed advance must be requested by no later than two banking days before the fixed advance expires.

Fixed advances may be granted without having to comply with any specific requirements as to form; they will be confirmed by the Bank in writing, but without a signature.

The Bank reserves the right to refuse individual transactions relating to the credit products above.

Interest Rate

Current account overdrafts

The interest rate is determined by the Bank. The interest rate is based, among other things, on the prevailing money and capital market conditions. The Swiss franc interest rate is currently 4.75% p.a.

The Bank may at any time and with immediate effect adjust the interest rate without any separate notice to reflect changes in the money and capital market conditions and/or changes in the Bank’s risk assessment.

The current interest rates are printed on the account statements.

Fixed advances

Interest rates may be agreed upon, including orally, without any specific requirements as to form. The interest rate is based, among other things, on the prevailing money and capital market conditions (taking into account the term and currency).

General

If the currently valid capital requirements are increased through measures by authorities or provisions of law, the Bank reserves the right to pass on the additional borrowing costs that thereby result to the Borrower by increasing the interest rate.

Interest Due Date	Interest falls due in each case upon the account closing (cf. “Account Closings” below). The interest may be debited to an account of the Borrower.

Commissions

For the utilization of the loan in the form of a current account overdraft, a credit commission is payable by the Borrower as of the end of each quarter, in the amount of 0.25% per quarter on the average outstanding loan amount.

In the case of contingent liabilities of the Bank (e.g. guarantees, documentary credits and bills of exchange), the Borrower owes the commissions determined by the Bank.

Special Costs

All costs that the Bank incurs on the basis of the present Framework Agreement and the associated loan arrangements, including any contingent liabilities of the Bank, among other things, from pursuing or defending its rights, shall be paid by the Borrower at the Bank’s first request.

Account Closings

Current accounts are closed four times per year, as of the end of each quarter.

Fixed advances with term of up to 12 months are closed upon maturity; fixed advances with a term of more than12 months are closed on a quarterly basis, as of the end of each quarter.

Collateral

•                  CHF 150’000.00 charge on real estate (“Namenschuldbrief”) ranked no 1, no prior ranking,

•                  CHF 25’000.00 charge on real estate (“Inhaberschuldbrief”), ranked no 2, prior ranking CHF 150’000.00,

•                  CHF 1’500’000.00 charge on real estate (“Inhaberschuldbrief”), ranked no 3, prior ranking CHF 175’000.00, ranking equally with CHF 4’500’000.00,

•                  CHF 1’500’000.00 charge on real estate (“Inhaberschuldbrief”), ranked no 3, prior ranking CHF 175’000.00, ranking equally with CHF 4’500’000.00,

•                  CHF 1’500’000.00 charge on real estate (“Inhaberschuldbrief”), ranked no 3, prior ranking CHF 175’000.00, ranking equally with CHF 4’500’000.00,

•                  CHF 1’500’000.00 charge on real estate (“Inhaberschuldbrief”), ranked no 3, prior ranking CHF 175’000.00, ranking equally with CHF 4’500’000.00,

on the building at Heiligkreuzstrasse 28, 9008 St. Gallen, land register St. Fiden (SG), land register No. 342, transferred to the Bank as collateral in accordance with the “Agreement (Security Agreement)” (signature date Borrower: May 11, 2010; signature date Bank: April 30, 2010).

Financial Ratios

The Borrower’s adherence to the following financial ratios is mandatory:

Minimum Equity

The minimum equity means, (share capital, plus reserves, plus retained earnings, minus long term intercompany accounts, minus other intercompany accounts except intercompany trade accounts) must at no time fall below 35% of the balance sheet total assets (according to the auditors’ report in accordance with Swiss Auditing Standards) during the entire term of the credit relationship.

The ratio resulting from minimum equity divided by total assets.

Borrower’s Affirmative Obligations

•                  Obligation to provide information

The Borrower is obliged to inform the Bank without delay of current business developments and significant changes in its management and in its direct and/or indirect ownership/control as well as other significant changes that could influence the Borrower’s financial situation.

In particular, the Borrower will submit the following documents to the Bank:

•  Quarterly:

•                  Statements including balance sheet, income statement, bookings and actual backlog of the Borrower not later than 60 days after the end of each quarter.

•  Annually:

•                  Annual report including balance sheet, profit and loss statement as well as appendices and auditor’s report of the Borrower within six months after the end of each financial year.

•                  Budget figures, including the capital expenditure budget of the Borrower within the first month of the budget year.

•                  Group financial statements of Hardinge Inc. with auditors’ report within six months after the end of each financial year.

• Pari Passu

The Borrower undertakes to provide collateral for its current and future obligations vis•à•vis third parties in their favour only if the Borrower simultaneously provides the same collateral, or collateral accepted by the Bank as being equivalent, for all current and future obligations under this framework agreement.

Borrower’s Negative Obligations

•                  Negative Pledge Clause

The Borrower undertakes, to the extent permitted by law, to refrain from providing new or additional collateral in favour of a third party to secure existing or future liabilities or the Borrower or a third party except cash credits up to an amount of CHF 3’000’000.00 secured by charges on real estate (“Schuldbrief”).

•                  The Borrower undertakes not to distribute any dividends in case of negative net profit during the entire term of the credit relationship.

•                  The Borrower undertakes to ensure that loans or other credits granted by the Borrower to any subsidiaries of Hardinge Inc., Elmira (USA), and/or shareholders and/or associated persons (i.e. all intercompanies) do not exceed CHF 10’000’000.00 cumulatively during the entire term of the credit relationship without the prior consent of the Bank.

•                  Furthermore, the Borrower informs the bank before granting any new loan to intercompanies above the sum of CHF 2’000’000.00.

Late Payment

The Borrower will be in default with immediate effect, without any reminder by the Bank, if he/she/it fails to fulfill a payment obligation under this framework agreement and/or any agreements based on the framework agreement when they fall due.

In the event of late payment, the Bank is entitled, in case of a current account overdraft calculated on the outstanding amount(s), to increase the interest rate by 2% p.a. as of the due date, but in any case to charge a minimum rate of 5% p.a.

Ordinary Termination

•                  Framework agreement

This framework agreement may be terminated by either party at any time with immediate effect.

Upon termination of the framework agreement, all limits and other utilization options granted under this framework agreement lapse; in particular, a loan that has not been terminated will fall due for repayment within six weeks or on a repayment date determined by the Bank. Where legally permissible, the Bank may, at its discretion, give early notice on or terminate any of its contingent liabilities.

Irrespective of termination of the framework agreement, fixed advances shall continue to run until their maturity; the following provisions on early termination and an automatic acceleration of the due date remain reserved. Following the termination of the framework agreement, no fixed advances may be extended and no new fixed advances may be claimed.

•                  Credit limits

A credit limit, in particular a current account overdraft, may be terminated or reduced by either party at any time with immediate effect.

•                  General

The termination or maturity of a credit product granted under this framework agreement does not automatically result in the termination of this framework agreement.

Maturity of a Fixed Advance

Subject to an extension or early termination, each fixed advance automatically falls due for repayment upon its maturity, without any need for a termination notice.

The Bank is entitled to debit a fixed advance that is due for repayment to an account of the Borrower.

Early Termination

Upon the occurrence of one of the following events, the Bank is entitled at any time to declare all fixed advances (fixed term) and credit products with an agreed notice period granted under this framework agreement, plus all accrued interest, commission and fees, to be immediately due and payable, on an accelerated basis:

•                  the Borrower is more than 30 calendar days in default on an interest payment or a repayment of principal;

•                  the Borrower has breached any other obligation under this framework agreement and/or under any agreements based hereon and has failed or was unable to restore the proper contractual situation within 30 calendar days after written notice from the Bank;

•                  the credit facility  is used for a purpose other than the purpose mentioned above under “Purpose of Credit Facility”;

•                  bankruptcy proceedings have been instituted against the Borrower or a third party providing collateral, one of them has been granted a debt restructuring moratorium or deferral of bankruptcy, or one of them has concluded a judicial or extrajudicial debt restructuring agreement;

•                  there has been a change in direct or indirect ownership/control in respect of the Borrower to the extent of 50 % ownership/control except for internal restructuring action within Hardinge Inc.;

•                  there has been a change in direct or indirect ownership/control in respect of Hardinge Inc. to the extent of 50% ownership/control;

•                  owing to default and/or maturity clauses, another loan or similar obligation entered into by the Borrower has been terminated early;

•                  in the Bank’s view, the Borrower’s asset and/or revenue situation has deteriorated significantly;

• the auditor’s report contains a material qualification.

The Bank is entitled at its discretion to declare an acceleration of the due date of the loan, either immediately or at a later point in time.

Automatic Acceleration of Due Date in the event of deficient cover

If, in the Bank’s view, the existing collateral is not sufficient to cover the outstanding loans and the Borrower failed to remedy the situation to the extent required by the Bank and within the deadline set by the Bank, all claims in connection with this framework agreement automatically fall due for immediate repayment on expiry of this deadline (subject to special agreements in collateral agreements).

Settlement of Costs in the Event of Early Termination of Fixed Advances

If any fixed advances granted under this framework agreement are terminated early, the Bank will credit or debit the Borrower with the interest gain or interest shortfall accrued thereon. This is calculated based on the difference between the contractual interest rate which applies at the time of termination and the interest rate that, in the Bank’s view, can be earned on an investment with the same residual term in the money or capital markets at the time of termination, multiplied by the outstanding credit amount and the residual term. Any surplus in favor of the Borrower is set off against the fee described below for the Bank’s time and expense.

In addition a flat fee of 0.1% of the loan amount, but not less than CHF 1’000.00, is owed for the Bank’s expenses.

Credit Risk Hedging

In order for the Bank to directly or indirectly insure or hedge credit risk arising from this credit relationship or collateral underlying the credit, the Bank may, at any time, disclose data and information associated with the credit relationship and the credit risk evaluation required for buying credit protection or credit insurance from a third party. Such hedging and insurance transactions do not entail a transfer of all or any part of this credit relationship or its servicing to a third party.

Data and information may be disclosed to third parties in Switzerland or abroad, namely to hedging or insurance providers, such as banks, financial institutions, credit insurers, hedge funds or to other entities offering credit protection. In the context of such hedging transactions data and information may also be disclosed to other parties involved within the scope of such hedging or insurance transactions, such as rating agencies.

These third parties shall be obliged to keep such transferred data and information confidential and to handle it securely which is subject to the local legal and regulatory provisions governing secrecy and data protection obligations.

Additional Agreements and Special Contractual Terms	The additional agreements that must be concluded or have already been concluded in accordance with the terms of this framework agreement and the agreed credit products (including the special contractual terms applicable to the individual credit products) form an integral part of this framework agreement.

Should any provisions of this framework agreement contradict those of the additional agreements and/or any special contractual terms, then those provisions/contractual terms shall take precedence over the provisions of this framework agreement.

General Conditions	The Bank’s “General Conditions including the Safe Custody Regulations” supplement this framework agreement.

Place of Performance

The place of performance is the location of the Swiss branch of the Bank with which the Borrower has a contractual relationship. For Borrowers whose present or future domicile is outside Switzerland, the place of performance shall also be the place of debt enforcement (“special domicile” as defined in Art. 50 par. 2 of the Federal Law on Debt Collection and Bankruptcy).

Applicable Law and Place of Jurisdiction

This framework agreement and the agreements based on this framework agreement are governed by Swiss law.

The Borrower recognizes the exclusive jurisdiction of the courts of Zurich or of the location of the branch of the Bank with which the contractual relationship exists. The Bank also has the right to bring legal action against the Borrower before any other competent court.

Issuance/Signing of Agreement

This framework agreement is being issued and signed in duplicate. The Borrower and the Bank shall each receive one specimen hereof.

This framework agreement replaces the “Framework Agreement for Credit Products” between the Borrower and the Bank (signature date Borrower: May 11, 2010; signature date Bank: April 30, 2010), but shall not effect any novation of the Borrower’s existing debts as defined in Art. 116 of the Swiss Code of Obligations.

CREDIT SUISSE	L. Kellenberger & Co. AG

/S/ ARMIN SIGNER	/S/ JURG KELLENBERGER
Armin Signer	Jurg Kellenberger

/S/ CHRISTIAN KUNZ	/S/ PETER HURSCH
Christian Kunz	Peter Hursch

Borrower’s signature

Zurich, 7. June 2010	St. Gallen , June 17, 2010
Place and date

"General Conditions including Safe Custody Regulations"